                                                                    EXHIBIT 12.1
                              COMPUTATION OF RATIOS


The ratio of earnings to fixed charges for the periods indicated below were as follows:


                                                             FIFTY-TWO      FIFTY-TWO    FORTY-FOUR     FIFTY-TWO     FIFTY-TWO
                                                            WEEKS ENDED    WEEKS ENDED   WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                                           ----------------------------------------------------------------------
                                                              JUNE 30        JULY 1        JULY 3       AUGUST 29     AUGUST 30
                                                                2001          2000          1999          1998           1997
                                                           ----------------------------------------------------------------------
Ratio of earnings to fixed charges                             -----          -----         1.01          -----          1.09

Deficiency in the coverage of fixed charges by earnings       $6,600        $15,632        -----         $8,057         -----



For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs , and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.